Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ACM Research, Inc.
42307 Osgood Road, Suite I
Fremont, California 94539
United States

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of ACM Research, Inc. (the “Company”) of our report dated March 1, 2022 except for the effects of the common stock split discussed in Notes 1 and 2 to the consolidated financial statements, as to which the date is March 1, 2023, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP
BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China
May 15, 2023